Exhibit 99.1

Provident Bancorp, Inc. Reports Earnings for the December 31, 2018 Quarter and Year

Company Release – 01/24/2019

Amesbury, Massachusetts — Provident Bancorp, Inc. (the “Company”) (NasdaqCM: PVBC), the holding company for The Provident Bank (the “Bank”), reported net income for the three months ended December 31, 2018 of $2.8 million, or $0.30 per diluted share, compared to $1.7 million, or $0.19 per diluted share, for the three months ended December 31, 2017. Net income for the year ended December 31, 2018 was $9.3 million, or $1.00 per diluted share, compared to $7.9 million, or $0.86 per diluted share, for the year ended December 31, 2017.

Dave Mansfield, Chief Executive Officer said “Our continued focus on Commercial & Industrial lending contributed significantly to our strong fourth quarter and overall 2018 performance. Commercial & Industrial loans grew by $121 million, or 51%, in 2018 with $61 million originating in the fourth quarter. Our Commercial & Industrial portfolio now represents 43% of our total loans, up from 32% at year-end 2017.  We were also able to significantly improve our net interest margin with 2018 year-end at 4.33% compared to 3.90% the previous year. We are particularly pleased with our record fourth quarter efficiency Ratio of 59.14%. Our ability to control costs, develop new niche lending products while enhancing technology and investing in the personal and professional development of our workforce will enable us to sustain our strong growth momentum into 2019.”

Net interest and dividend income before provision for loan losses increased by $1.3 million, or 15.0%, compared to the three months ended December 31, 2017 and increased by $5.1 million, or 15.8%, compared to the year ended December 31, 2017. The growth in net interest and dividend income this quarter over the prior year’s fourth quarter is primarily the result of an increase in our average interest earning assets of $14.9 million, or 1.7%, and an increase in net interest margin of 52 basis points to 4.50%. The growth in net interest income for the year ended December 31, 2018 compared to 2017 is primarily the result of an increase in average interest earning assets of $35.3 million, or 4.3%, and an increase of the net interest margin of 43 basis points to 4.33%.

Provisions for loan losses of $614,000 were recognized for the three months ended December 31, 2018 compared to $462,000 for the same period in 2017. For the year ended December 31, 2018, $3.3 million of provisions were recognized compared to $2.9 million for the year ended December 31, 2017. The changes in the provision were based on management’s assessment of loan portfolio growth and composition changes, historical charge-off trends, levels of problem loans and other asset quality trends.

The allowance for loan losses as a percentage of total loans was 1.38% as of December 31, 2018 compared to 1.30% as of December 31, 2017. The allowance for loan losses as a percentage of non-performing loans was 187.37% as of December 31, 2018 compared to 108.02% as of December 31, 2017. Non-performing loans were $6.3 million, or 0.64% of total assets as of December 31, 2018 compared to $9.0 million, or 1.00% of total assets as of December 31, 2017. The non-performing loans at December 31, 2018 consist primarily of three commercial and industrial loan relationships. Impairment was evaluated and specific reserves of $1.1 million were allocated to impaired loans as of December 31, 2018.

Noninterest income decreased $3.5 million, or 78.0%, to $988,000 for the three months ended December 31, 2018 compared to $4.5 million for the three months ended December 31, 2017. The decrease is primarily due to a decrease in gains on sales of securities of $3.5 million. For the year ended December 31, 2018, noninterest income decreased $5.8 million, or 58.0%, to $4.2 million compared to $10.0 million for the year ended December 31, 2017. The decrease is primarily due to decreased gains on sales of securities of $5.9 million. In January 2018, the Company adopted ASU (Accounting Standards Update) No. 2016-01, Financial Instruments – Overall (Subtopic 825-10): “Recognition and Measurement of Financial Assets and Financial Liabilities.” This standard required us to measure our equity investments at fair value with changes in fair value recognized in net income. The Company evaluated the pronouncement and decided to divest from its equity securities portfolio in 2017 to reduce potential volatility within the Company’s earnings performance.

Noninterest expense increased $65,000, or 1.0%, to $6.4 million for the three months ended December 31, 2018 compared to $6.3 million for the three months ended December 31, 2017. The primary increases for the three months ended December 31, 2018 were salary and employee benefits expense and professional fees, offset by decreases in occupancy expense and other expense. The increase of $214,000, or 5.3%, for the three months ended December 31, 2018 in salary and employee benefits was primarily due to a higher number of lenders compared to the same period in 2017. The increase of $92,000, or 32.9%, for the three months ended December 31, 2018 in professional fees was primarily due to increased legal expenses related to certain subordinated lienholders that are disputing the priority of the Bank’s liens and the right of the Bank to retain proceeds from a foreclosure sale. The decrease of $97,000, or 19.1%, for the three months ending December 31, 2018 was primarily due to repairs and maintenance and the greater need for snow removal in 2017 compared to 2018. The decrease of $107,000, or 12.1%, in other expense was primarily due to decreased loan workout expenses of approximately $44,000 and decreased debit card dispute losses of $61,000. For the year ended December 31, 2018, noninterest expense increased $1.7 million, or 7.0%, to $25.4 million compared to $23.7 million for the year ended December 31, 2017. For the year ended December 31, 2018, the primary increases were salaries and employee benefits expense and professional fees. The increase of $1.4 million, or 9.3%, for the year ended December 31, 2018 in salary and employee benefits was primarily due to a higher number of lenders and key management positions in operations compared to the same period in 2017. The increase of $287,000, or 30.7%, for the year ended December 31, 2018 in professional fees was primarily due to increased legal expenses related to certain subordinated lienholders that are disputing the priority of the Bank’s liens and the right of the Bank to retain proceeds from a foreclosure sale.

Income tax expense decreased $3.5 million, or 78.3%, to $975,000 for the three months ended December 31, 2018 compared to $4.5 million for the three months ended December 31, 2017. For the year ended December 31, 2018, income tax expense decreased $4.2 million, or 56.4%, to $3.2 million, reflecting an effective tax rate of 25.8%, compared to $7.4 million for the year ended December 31, 2017, reflecting an effective tax rate of 48.4%. The decreases were primarily due to the reduction of the federal corporate income tax rate from 35% to 21% as a result of the Tax Cuts and Jobs Act enacted in December 2017. In addition, we were required to re-measure our deferred tax asset in December 2017, which resulted in additional income tax expense of $2.0 million.

As of December 31, 2018, total assets have increased $71.8 million, or 8.0%, to $974.1 million compared to $902.3 million at December 31, 2017. The primary reason for the increase is due to an increase in net loans partially offset by a decrease in cash and cash equivalents and investments in available-for-sale securities. Net loans increased $93.4 million, or 12.6%, to $835.5 million as of December 31, 2018 compared to $742.1 million at December 31, 2017. The increase in net loans was due to an increase in commercial loans of $121.6 million, or 50.6%, offset by a decrease of $10.4 million, or 15.3%, in residential real estate loans and a decrease of $11.2 million, or 20.1%, in construction and land development loans. The decrease in cash and cash equivalents of $19.1 million, or 40.0%, was due to utilizing funds for loan growth. The decrease in investments in available-for-sale securities of $10.0 million, or 16.3%, resulted primarily from principal pay downs and also a decrease in the fair value of the securities.

Total liabilities increased $62.0 million, or 7.9%, due to increased borrowings and deposits. Deposits were $768.1 million as of December 31, 2018 representing an increase of $18.0 million, or 2.4%, compared to December 31, 2017. The primary reason for the increase in deposits was due to an increase of $22.6 million, or 7.3%, in NOW and demand deposits and an increase of $3.6 million, or 1.6%, in money market deposits, partially offset by a decrease in time deposits of $4.8 million, or 4.7%. The increase in the NOW and demand deposits and money market deposits occurred primarily due to new account relationships. Time deposits decreased primarily due to the roll-off of brokered certificates of deposit. Borrowings increased $41.2 million, or 153.4%, to $68.0 million as of December 31, 2018 primarily due to loan growth funding. Out of the $68.0 million in borrowed funds, $38.1 million is short-term. Net loans grew $52.2 million over the three months ended December 31, 2018. Borrowings were utilized to fund the loan growth that occurred during the fourth quarter of 2018.

As of December 31, 2018, shareholders’ equity was $125.6 million compared to $115.8 million at December 31, 2017, representing an increase of $9.8 million, or 8.5%. The increase is primarily due to net income of $9.3 million for the current year.

About Provident Bancorp, Inc.

Provident Bancorp, Inc. is a Massachusetts corporation that was formed in 2011 by The Provident Bank to be its holding company. Approximately 52.3% of Provident Bancorp, Inc.’s outstanding shares are owned by Provident Bancorp, a Massachusetts corporation and a mutual holding company. The Provident Bank, a subsidiary of Provident Bancorp, Inc., is an innovative, commercial bank that finds solutions for our business and private clients. We are committed to strengthening the economic development of the regions we serve, by working closely with businesses and private clients and delivering superior products and high-touch services to meet their banking needs. The Provident has offices in Massachusetts and New Hampshire. All deposits are insured in full through a combination of insurance provided by the Federal Deposit Insurance Corporation (FDIC) and the Depositors Insurance Fund (DIF). For more information about The Provident Bank please visit our website www.theprovidentbank.com or call 877-487-2977.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as, “expects,” “subject,” “believe,” “will,” “intends,” “may,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, the effects of the recent federal government shutdown, and the ability of the Company or the Bank to effectively manage its growth and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents of the Company files from time to time with the Securities and Exchange Commission, including Annual and Quarterly reports on forms 10-K and 10-Q, and Current Reports on Form 8-K.

Provident Bancorp, Inc.

Carol Houle, 978-834-8534

Executive Vice President/CFO

choule@theprovidentbank.com

Provident Bancorp, Inc.

Consolidated Balance Sheet

	At	At
	December 31,	December 31,
(In thousands)	2018	2017
Assets	(unaudited)
Cash and due from banks	$10,941	$10,326
Short-term investments	17,672	37,363
Cash and cash equivalents	28,613	47,689
Investments in available-for-sale securities (at fair value)	51,403	61,429
Federal Home Loan Bank stock, at cost	2,650	1,854
Loans, net	835,528	742,138
Assets held-for-sale	-	3,286
Bank owned life insurance	26,226	25,540
Premises and equipment, net	16,086	10,981
Other real estate owned	1,676	-
Accrued interest receivable	2,638	2,345
Deferred tax asset, net	6,437	4,920
Other assets	2,822	2,083
Total assets	$974,079	$902,265

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$195,293	$186,222
Interest-bearing	572,803	563,835
Total deposits	768,096	750,057
Borrowings	68,022	26,841
Other liabilities	12,377	9,590
Total liabilities	848,495	786,488
Shareholders' equity:
Preferred stock; authorized 50,000 shares:
no shares issued and outstanding	-	-
Common stock, no par value: 30,000,000 shares authorized;
9,662,181 shares issued, 9,625,719 shares
outstanding at December 31, 2018 and 9,657,319 shares
issued, 9,628,496 shares outstanding at December 31, 2017	-	-
Additional paid-in capital	45,895	44,592
Retained earnings	83,351	74,047
Accumulated other comprehensive (loss) income	(255)	589
Unearned compensation - ESOP	(2,619)	(2,857)
Treasury stock: 36,462 and 28,823 shares
at December 31, 2018 and 2017, respectively	(788)	(594)
Total shareholders' equity	125,584	115,777
Total liabilities and shareholders' equity	$974,079	$902,265

Provident Bancorp, Inc.

Consolidated Income Statements

	Three Months Ended		Year Ended
	December 31,		December 31,
(Dollars in thousands, except per share data)	2018	2017	2018	2017
Interest and dividend income:	(unaudited)
Interest and fees on loans	$10,938	$8,963	$40,358	$32,510
Interest and dividends on securities	413	575	1,669	3,172
Interest on short-term investments	26	77	313	100
Total interest and dividend income	11,377	9,615	42,340	35,782
Interest expense:
Interest on deposits	1,314	913	4,468	2,944
Interest on Federal Home Loan Bank advances	223	149	745	782
Total interest expense	1,537	1,062	5,213	3,726
Net interest and dividend income	9,840	8,553	37,127	32,056
Provision for loan losses	614	462	3,329	2,929
Net interest and dividend income after provision for loan losses	9,226	8,091	33,798	29,127
Noninterest income:
Customer service fees on deposit accounts	354	338	1,435	1,392
Service charges and fees - other	442	438	1,993	1,919
Gain on sale of securities, net	-	3,521	-	5,912
Bank owned life insurance income	172	178	687	645
Other income	20	12	63	87
Total noninterest income	988	4,487	4,178	9,955
Noninterest expense:
Salaries and employee benefits	4,218	4,004	16,801	15,365
Occupancy expense	410	507	1,733	1,839
Equipment expense	110	131	471	587
FDIC assessment	75	93	301	309
Data processing	213	198	810	741
Marketing expense	77	69	245	300
Professional fees	372	280	1,223	936
Directors' fees	153	174	620	607
Other	776	883	3,210	3,065
Total noninterest expense	6,404	6,339	25,414	23,749
Income before income tax expense	3,810	6,239	12,562	15,333
Income tax expense	975	4,498	3,237	7,418
Net income	$2,835	$1,741	$9,325	$7,915

Earnings per share:
Basic	$0.31	$0.19	$1.01	$0.86
Diluted	$0.30	$0.19	$1.00	$0.86

Weighted Average Shares:
Basic	9,258,858	9,208,854	9,240,086	9,199,274
Diluted	9,339,431	9,257,702	9,312,713	9,199,887

Provident Bancorp, Inc.

Selected Financial Ratios

	For the three		For the
	months ended		year ended
	December 31,		December 31,
	2018	2017	2018	2017
(unaudited)
Performance Ratios:
Return on average assets (1)	1.22%	0.77%	1.03%	0.91%
Return on average equity (1)	9.16%	5.92%	7.75%	6.84%
Interest rate spread (1) (3)	4.17%	3.77%	4.05%	3.71%
Net interest margin (1) (4)	4.50%	3.98%	4.33%	3.90%
Non-interest expense to average assets (1)	2.76%	2.79%	2.80%	2.74%
Efficiency ratio (5)	59.14%	66.59%	61.53%	65.79%
Average interest-earning assets to
average interest-bearing liabilities	147.07%	143.17%	146.01%	142.10%
Average equity to average assets	13.33%	12.96%	13.26%	13.32%

	At	At
	December 31,	December 31,
(unaudited)	2018	2017
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans (2)	1.38%	1.30%
Allowance for loan losses as a percent of non-performing loans	187.37%	108.02%
Non-performing loans as a percent of total loans (2)	0.74%	1.20%
Non-performing loans as a percent of total assets	0.64%	1.00%
Non-performing assets as a percent of total assets (6)	0.81%	1.00%

(1)	Annualized for the three months periods.
(2)	Loans are presented before the allowance but include deferred costs/fees. Loans held-for-sale are excluded.
(3)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains on securities available for sale, net.
(6)	Non-performing assets consists of non-accrual loans plus loans accruing but 90 days overdue and OREO.